                                   June 1, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen,

With reference to the Registration Statements on Form N-4 filed by Southern Farm Bureau Life Insurance Company ("Company") and its Southern Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Company is duly organized and validly existing under the laws of the State of Mississippi.

(2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statements will constitute legal, validly issued and binding obligations of Southern Farm Bureau Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statements and to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                     Very truly yours,

                                     /s/ Joseph A. Purvis

                                     Joseph A. Purvis
                                     Vice President, General Counsel